Exhibit 99.1

FOR IMMEDIATE RELEASE

Stacy Roughan

Director, Investor Relations

IHOP Corp.

818-637-3632

IHOP CORP. REPORTS THIRD QUARTER 2004 RESULTS

Company Updates Performance Guidance Due to the

Continued Strength of its Core Business

Business Model Transition on Track for Year-End 2004 Completion

GLENDALE, Calif. – October 21, 2004 — IHOP Corp. (NYSE: IHP) today announced results for its third quarter and nine months ended September 30, 2004.

IHOP reported a 30.5% decrease in net income to $7.7 million, or a decrease of 25.5% in diluted earnings per share to $0.38 in the third quarter 2004.  During the quarter, IHOP’s net income and diluted net earnings per share performance was impacted by pre-tax impairment and closure charges of $3.1 million related to the Company’s strategic repositioning of Company-operated restaurants previously announced on July 22, 2004.  Excluding these charges, net income for the third quarter 2004 would have decreased 13.1% to $9.6 million, or a decrease of 7.8% in diluted net income per share to $0.47.  This decrease is attributable to the reduction in the number of IHOP-developed restaurants franchised in the third quarter 2004 versus the third quarter 2003 as the Company completes the transition to its new business model.

For the nine months ended September 30, 2004, the Company reported a decrease of 18.0% in net income to $22.9 million, or a decrease of 15.5% in diluted net income per share to $1.09.  For the nine months ended September 30, 2004, IHOP’s net income and diluted net earnings per share performance was impacted by pre-tax impairment and closure charges of $13.1 million related primarily to its repositioning of Company-operated restaurants.

System-wide same-store sales increased by 5.3% in the third quarter, reflecting, among other things, the positive impact of IHOP’s Paradise Pancakes and Never Ending Popcorn Shrimp product promotions featured during the quarter.  For the nine months ended September 30, 2004, same-store sales increased by 5.6%.

“We are pleased with our performance for the quarter and year-to-date as we continue to produce terrific same-store sales results through proven marketing and operations initiatives IHOP has established over the past seven quarters,” said Julia A. Stewart, IHOP’s President and Chief Executive Officer.  “During this time of growth for our core business, we are also pleased to report that we have remained on track to successfully complete our two-year business model transition by the end of 2004, and we are well positioned to capture all of the benefits we originally envisioned for IHOP and for our shareholders with this shift.

“Reaching our “steady state” operating model early next year includes unit growth driven almost exclusively by franchisee-funded development of approximately 60 new IHOP restaurants per year.  Same-store sales growth is expected to continue as we encourage our guests to visit

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 240-6055 • Fax: (818) 637-3120

IHOP more often, providing improved operations, enticing new menu offerings and appealing promotions.  All of this will lead to continued generation of significant free cash flow,” Stewart said.

Cash flow from operations decreased slightly through the nine months ended September 30, 2004 to $51.8 million compared to $55.0 million in the same period last year.  Capital expenditures were reduced significantly from $65.0 million during the first nine months of 2003 to $11.6 million for the same period in 2004, reflecting the shift to franchisee funded development of new IHOP restaurants.

System-wide sales increased 8.3% in the third quarter and 9.7% for the nine months ended September 30, 2004 over the same periods in 2003.  The sales increase is primarily the result of an increase in average sales per effective restaurant and growth in the number of effective restaurants.  Average sales per effective restaurant increased 6.1% in the third quarter and 5.8% for the nine months ended September 30, 2004 over the same periods in 2003.  Effective restaurants grew by 2.0% in the third quarter and 3.6% for the first nine months of 2004 over the same periods last year.

Third Quarter 2004 Highlights

The following are key business highlights for the third quarter 2004:

•                  The Company made excellent progress in executing its plan to strategically reposition Company-operated restaurants, reducing the number of Company-operated restaurants to 21 as of the end of the third quarter 2004 versus 32 restaurants at the end of the second quarter 2004.  IHOP expects to refranchise all but three of its existing Company-operated restaurants by the end of the first quarter 2005.

•                  IHOP hired Carolyn O’Keefe as its new Chief Marketing Officer during the quarter.  Under Carolyn’s leadership, the Company expects to build upon its successful advertising campaign and bring an added level of sophistication and execution to its marketing efforts.  IHOP’s goal is to develop a fully integrated brand positioning and deliver an authentic, warmhearted and welcoming experience every time a guest interacts with IHOP.

•                  The Company has eliminated most of the lowest rated franchise operators from its system, and continues to make progress in moving average franchise operators to superior or excellent status.

•                  IHOP has made significant progress in transitioning to its new business model in which franchisees finance the development of new IHOP restaurants.  As of September 30, 2004, the Company has secured commitments for its franchisees to build 241 new IHOP restaurants over the next 11 years.

•                  In September 2004, IHOP hosted close to 1,000 franchisees, operators, vendor partners and employees for its most important gathering of the year, the National Franchise Conference.  Focused on the theme of “Delivering the Promise,” the three-day event included presentations, interactive breakouts and social functions that celebrated the success of 2004, laid the foundation for an exciting 2005, and provided a clear understanding of the Company’s strategy, direction and vision of the IHOP brand to its key stakeholders.

•                  More recently, the Editorial Board of Nation’s Restaurant News, one of the leading restaurant publications, selected IHOP and its Chief Executive Officer, Julia Stewart as Golden Chain Award Winner for 2004.  The Golden Chain Award honors outstanding multi-unit foodservice executives, celebrating the recipients’ recent accomplishments and career achievements. The award was presented to IHOP at the 45th Annual Multi-Unit Foodservice Operators (MUFSO) conference.

2004 Guidance Update

The Company is updating its 2004 performance guidance due to the continuing strength of its core business and momentum in the marketplace.  IHOP now expects fiscal 2004 net income to range between $1.45 and $1.55 per diluted share, including the effect of the previously announced Company-operated restaurant repositioning write-off of $13 million to $14 million in 2004.  Excluding the effect of the write-off, the Company expects fiscal 2004 net income to range between $1.85 and $1.95 per diluted share.  Previously, IHOP’s guidance had been that net income for fiscal 2004 would range between $1.40 to $1.50 per diluted share including the effect of the write-off, and between $1.80 and $1.90 per diluted share excluding the effect of the write-off.

IHOP also is raising its expectations for cash flow from operations to range between $60 million to $65 million for 2004, from the Company’s previous guidance of $50 million to $55 million, due to the continuing strength of its core business as well as improvements in receivables collection.

Additionally, IHOP is updating its expectations for capital expenditures for 2004 to range between $13 million and $16 million due primarily to higher than anticipated capital expenses associated with the development and testing of IHOP’s new remodel package and expenditures associated with IHOP-developed restaurants opened prior to 2004.  Previously, the Company’s guidance had been that capital expenditures for fiscal 2004 would be on the higher end of its $10 million to $15 million range.

Investor Conference Call Today

IHOP will release full financial results for the third quarter 2004 on Thursday, October 21, 2004 before the market opens.  The Company will host an investor conference call to discuss its third quarter 2004 results on Thursday, October 21, 2004 at 11:00 a.m. ET (8:00 a.m. PT).  To participate on the call, please dial 866-800-8652 and reference pass code 78198313.  A live webcast of the call may be accessed on the Investor Information section of IHOP’s Web site at www.ihop.com.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.   A telephonic replay of the call may be accessed through Thursday, October 28, 2004 by dialing 888-286-8010 and referencing pass code 55693978.  An online archive of the webcast will also be available on the Investor Information section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. Offering more than 16 types of pancakes, as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are operated and franchised by Glendale, California based IHOP Corp.  As of September 30, 2004, the end of IHOP’s third quarter, there were 1,168 IHOP restaurants in 48 states and Canada.  IHOP is publicly traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

[Financial Tables to Follow]

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

PERIOD ENDED SEPTEMBER 30, 2004

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues
Franchise revenues	$39,094	$35,761	$115,432	$104,269
Rental income	32,447	29,581	97,244	86,888
Company restaurant sales	7,509	19,818	26,378	60,827
Financing revenues	7,493	19,602	25,517	50,053
Total revenues	86,543	104,762	264,571	302,037
Costs and Expenses
Franchise expenses	18,262	16,267	54,857	47,629
Rental expenses	24,057	21,718	71,182	63,857
Company restaurant expenses	8,031	21,485	28,929	64,886
Financing expenses	3,926	11,335	12,840	28,036
General and administrative expenses	15,734	12,744	43,414	38,573
Other (income) expense, net	1,177	971	3,495	3,280
Impairment and closure charges	3,071	1,469	13,130	2,386
Reorganization charges	—	1,104	—	8,624
Total costs and expenses	74,258	87,093	227,847	257,271
Income before income taxes	12,285	17,669	36,724	44,766
Provision for income taxes	4,612	6,625	13,775	16,787
Net income	$7,673	$11,044	$22,949	$27,979

Net Income Per Share
Basic	$0.38	$0.51	$1.10	$1.30
Diluted	$0.38	$0.51	$1.09	$1.29

Weighted Average Shares Outstanding
Basic	20,153	21,497	20,839	21,443
Diluted	20,318	21,721	21,021	21,623

Dividends Declared Per Share	$0.25	$0.25	$0.75	$0.50

Dividends Paid Per Share	$0.25	$0.25	$0.75	$0.50

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Restaurant Data
Effective restaurants (a)
Franchise (b)	992	926	986	908
Company	27	76	33	77
Area license (b)	146	140	145	139
Total	1,165	1,142	1,164	1,124

System-wide
Sales (c)	$466,118	$430,273	$1,392,507	$1,269,631
Percent change	8.3%	15.0%	9.7%	14.7%
Average sales per effective restaurant	$400	$377	$1,196	$1,130
Percent change	6.1%	5.9%	5.8%	5.6%
Same-store sales percentage change (d)	5.3%	4.7%	5.6%	4.4%

Franchise (b)
Sales	$416,481	$373,058	$1,237,460	$1,095,721
Percent change	11.6%	15.9%	12.9%	15.4%
Average sales per effective restaurant	$420	$403	$1,255	$1,207
Percent change	4.2%	4.9%	4.0%	4.9%
Same-store sales percentage change (d)	5.2%	4.6%	5.5%	4.2%

Company
Sales	$7,509	$19,818	$26,378	$60,827
Percent change	(62.1)%	0.9%	(56.6)%	9.8%
Average sales per effective restaurant	$278	$261	$799	$790
Percent change	6.5%	3.6%	1.1%	6.9%

Area License (b)
Sales	$42,128	$37,397	$128,669	$113,083
Percent change	12.7%	13.8%	13.8%	10.7%
Average sales per effective restaurant	$289	$267	$887	$814
Percent change	8.2%	10.3%	9.0%	6.8%

(a)                                  “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. It is calculated by dividing total restaurant operating days by 91 days for a quarterly calculation.  Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)                                 IHOP historically reported restaurants in Canada as franchise restaurants although the restaurants were operated under an area license agreement.  Beginning with 2004, Canadian restaurants will be reported as “Area License”.  Prior year information has been restated to conform to the current year presentation.

(c)                                  “System-wide sales” are retail sales of franchisees, area licensees and Company-operated restaurants, as reported to IHOP.  Sales of restaurants that are owned by franchisees and area licensees are not attributable to the Company.  However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties that are generally based on a percentage of their sales, as well as rental payments under leases that generally include a component that is based on a percentage of their sales.

(d)                                 “Same-store sales percentage change” reflects the percentage change in sales for restaurants that have been operated for the entire fiscal period in which they are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants opened for an entire fiscal period being compared will be different from period to period.  Same-store average sales do not include data on restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
RESTAURANT DEVELOPMENT ACTIVITY

IHOP-beginning of period	1,167	1,136	1,165	1,103
New openings
IHOP-developed	—	12	3	45
Franchisee-developed (a)	11	1	18	7
Area license	1	4	4	4
Total new openings	12	17	25	56
Closings
Company and franchise	(11)	(4)	(22)	(10)
Area License	—	—	—	—
IHOP-end of period	1,168	1,149	1,168	1,149

Summary-end of period
Franchise (a)	1,001	940	1,001	940
Company	21	68	21	68
Area license (a)	146	141	146	141
Total IHOP	1,168	1,149	1,168	1,149

RESTAURANT FRANCHISING ACTIVITY
IHOP-developed	2	21	6	51
Franchisee-developed (a)	11	1	18	7
Rehabilitated and refranchised	5	4	16	6
Total restaurants franchised	18	26	40	64
Reacquired by IHOP	(3)	(4)	(6)	(10)
Closed	(4)	(2)	(12)	(4)

Net addition	11	20	22	50

(a)                                  IHOP historically reported restaurants in Canada as franchise restaurants although the restaurants were operated under an area license agreement.  Beginning with 2004, Canadian restaurants will be reported as “Area License”.  Prior year information has been restated to conform to the current year presentation.

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)

Current assets	$102,517	$127,081
Property and equipment, net	304,899	314,221
Long-term receivables:
Notes receivable	40,745	49,470
Equipment contracts receivable	173,098	174,737
Direct financing leases receivable	127,771	129,829
Other assets	51,533	47,666
Total assets	$800,563	$843,004

Current liabilities	$47,414	$45,373
Long-term debt	138,157	139,615
Other long-term liabilities	277,535	275,656
Stockholders’ equity	337,457	382,360
Total liabilities and stockholders’ equity	$800,563	$843,004

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities
Net income	$22,949	$27,979
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	13,867	13,827
Impairment and closure charges	13,130	2,386
Reorganization charges	—	5,534
Changes in current assets and liabilities	4,778	4,873
Other	(2,885)	413
Cash flows provided by operating activities	51,839	55,012

Cash flows from investing activities
Additions to property and equipment	(11,601)	(64,993)
Redemption and purchase of marketable securities, net	16,955	(43,713)
Principal receipts from long-term receivables	15,870	11,737
Other	388	(11,161)
Cash flows provided by (used in) investing activities	21,612	(108,130)

Cash flows from financing activities
Proceeds from sale and leaseback arrangements	—	12,618
Dividends paid	(15,748)	(10,771)
Purchase of treasury stock	(57,677)	(16,852)
Other	(250)	5,054
Cash flows used in financing activities	(73,675)	(9,951)

Net decrease in cash and cash equivalents	(224)	(63,069)
Cash and cash equivalents at beginning of period	27,996	98,739
Cash and cash equivalents at end of period	$27,772	$35,670